UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

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Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2014

TRANS-LUX CORPORATION

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(Exact name of registrant as specified in its charter)

Delaware                                       1-2257                        13-1394750

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(State or other jurisdiction        (Commission                (I.R.S. Employer

of incorporation)                          File Number)             Identification No.)

950 Third Avenue, Suite 2804, New York, NY 10022

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(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (203) 853-4321

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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into Material Definitive Agreement.

On May 27, 2014, Trans-Lux Energy Corporation (“TL Energy”), a subsidiary of Trans-Lux Corporation (the “Company”), entered into an Asset Purchase Agreement (the “TL Energy Agreement”) with Advanced Custom Energy Solutions (“ACES”) pursuant to which TL Energy purchased all of the assets of ACES for a purchase price of $100.  A copy of the TL Energy Agreement is filed herewith.  In connection with the TL Energy Agreement, the Company has entered into an employment agreement dated May 27, 2014 with David Pavlik (the “Employment Agreement”), pursuant to which he will serve as the President of TL Energy.  The term of Mr. Pavlik’s employment shall be for two years commencing May 28, 2014.  Mr. Pavlik will receive a base salary of $125,000 per annum, which shall be increased to $150,000 per annum as of August 1, 2014.  In connection with the Employment Agreement, Mr. Pavlik shall also be entitled to a net profit bonus, pursuant to which on account of each of fiscal years 2014 and 2015, he shall be granted restricted shares of the Company’s common stock, par value $0.001 per share (the “Bonus Shares”) in an amount equal to ten thousand (10,000) Bonus Shares per each one million dollars ($1,000,000) of Net Profit Earnings (as defined in the Employment Agreement) for such fiscal year.  Additionally, on May 27, 2014, Mr. Pavlik was granted 50,000 restricted shares of the Company’s common stock, par value $0.001 per share, pursuant to a restricted stock agreement, a copy of which is attached as an exhibit to the Employment Agreement.  A copy of the Employment Agreement is filed herewith.

On May 27, 2014, Trans-Lux Investment Corporation (“TL Investment”), a subsidiary of the Company, entered into an Asset Purchase Agreement (the “TL Investment Agreement”) with Ecostar Industries, Inc. (“Ecostar”) pursuant to which TL Investment purchased all of the assets of Ecostar for a purchase price of $100.  A copy of the TL Investment Agreement is filed herewith.

On May 29, 2014, the Company amended and restated that certain promissory note (the “Note”) in favor of Carlisle Investments, Inc. (“Carlisle”), pursuant to which Carlisle had loaned $1,000,000 to the Company in order to provide the Company with temporary financing.  Mr. Marco Elser, a director of the Company, exercises voting and dispositive power as investment manager of Carlisle.  As a result of the amendment and restatement, which has been approved in writing by Carlisle, the maturity date of the Note is now July 1, 2014.  All other terms of the Note remain unchanged.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02

Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated by reference into this Item 3.02.  The issuances of stock were made in accordance with the exemption of Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b) Effective May 29, 2014, Mr. Todd Dupee stepped down from his position as Chief Financial Officer of the Company.  Mr. Dupee continues to be employed as a Vice President of the Company and will assume the role of Controller.

5.02(c) Effective May 29, 2014, Mr. Robert J. Conologue was elected by the Company’s Board of Directors to serve as the Company’s Chief Financial Officer.  Mr. Conologue, 65, previously served as Chief Financial Officer of Utrecht Art Supplies, a private equity portfolio company.  Prior to that, Mr. Conologue served as the Chief Financial Officer and acting Chief Operating Officer at Twinlab Corporation.  Mr. Conologue also held senior finance and/or operating positions at The Warnaco Group, Southern New England Telephone, and Avon Products, Inc.  Mr. Conologue obtained his Certified Public Accountant certificate in the State of Connecticut and holds a B.S. in Finance from Wilkes University.  Currently, Mr. Conologue will receive compensation of $180,000 per annum.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

4.01

Asset Purchase Agreement dated as of May 27, 2014 between Trans-Lux Energy Corporation and Advanced Custom Energy Solutions.

4.02

Employment Agreement dated as of May 27, 2014 between Trans-Lux Corporation and David Pavlik.

4.03

Asset Purchase Agreement dated as of May 27, 2014 between Trans-Lux Investment Corporation and Ecostar Industries, Inc.

4.04

Amended and Restated Promissory Note dated as of May 29, 2014 and executed by Trans-Lux Corporation in favor of Carlisle Investments, Inc., with written acknowledgment of Carlisle Investments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

TRANS-LUX CORPORATION

By: /s/Robert J. Conologue

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Robert J. Conologue

Chief Financial Officer

Dated:  June 3, 2014